Exhibit 10.6

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT is entered into as of the 3rd day of December, between ANTHONY J. GIOIA (“Executive”), and TULLY’S COFFEE CORPORATION, a Washington corporation (“Tully’s”).

RECITALS

A.            Tully’s and Executive are parties to that certain Tully’s Coffee Corporation Employment Agreement dated May 13, 2002 (the “Original Employment Agreement”), setting forth the terms and conditions of Executive’s employment with Tully’s.

B.            The parties desire to amend the Original Employment Agreement to reflect certain changes in the terms and conditions of Executive’s employment with Tully’s.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1)            Definitions.           All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Original Employment Agreement.

2)            Amendments to Original Employment Agreement.  Effective as of the date set forth above, the Original Employment Agreement is hereby amended as follows:

2.1           A new Section 3(i) is hereby added to the Original Employment Agreement reading as follows:

i.              Housing Allowance.   Commencing on December 1, 2002 and continuing on December 1, 2003 and December 2004 (provided that this Agreement is still in effect on such dates), Executive shall be paid an annual housing allowance of $10,000  (the “Housing Allowance”).  Each such payment of the Housing Allowance shall be considered a prepayment for the twelve month period following such payment date.  In the event that this Agreement is terminated either (a) for cause by Tully’s under Section 5(c), or (ii) voluntarily by Executive under Section 5(e), Executive shall be obligated to repay to Tully’s a pro-rated portion of the Housing Allowance covering the unearned portion of the Housing Allowance.

2.2           Section 6(b) of the Original Employment Agreement is hereby amended and restated to read as follows:

b.             Termination of Executive’s Employment Without Cause or By Executive for Good Reason.

                (1)  In the event that, during the twelve-month period ending on the first anniversary of the Commencement Date,  Executive’s employment with Tully’s is terminated by Tully’s Without Cause in accordance with Section 5(d) or by Executive for Good Reason in accordance with Section 5(f),  Executive shall be entitled to receive (a) Executive’s first year Base Salary for an additional one-year period following the termination date of Executive’s employment, with such Base Salary to paid out monthly in accordance with Tully’s payroll practices as in effect from time to time; (b) full vesting with respect to 225,000 of the Grant 1 Stock Options; and (c) payment by Tully’s to Executive of $100,000 less the aggregate amount of all Housing Allowance payments made under Section 3(i).

                (2)  In the event that, during the twelve-month period ending on the second anniversary of the Commencement Date, Executive’s employment with Tully’s is terminated by Tully’s Without Cause in accordance with Section 5(d) or by Executive for Good Reason in accordance with Section 5(f),  Executive shall be entitled to receive (a) Executive’s second year Base Salary for an additional fifteen months following the termination date of Executive’s employment, with such Base Salary to be paid out monthly in accordance with Tully’s payroll practices as in effect from time to time; (b) full vesting with respect to an aggregate total of 300,000 of the Grant 1 Stock Options; and (c)  payment by Tully’s to Executive of $100,000 less the aggregate amount of all Housing Allowance payments made under Section 3(i).

                (3)  In the event that, Executive’s employment with Tully’s is terminated by Tully’s Without Cause in accordance with Section 5(d) or by Executive for Good Reason in accordance with Section 5(f) at any time after the second anniversary of the Commencement Date, Executive shall be entitled to receive (a) Executive’s Base Salary (in the year during which the termination occurs) for an additional eighteen months following the termination date of Executive’s employment, with such Base Salary to be paid out monthly in accordance with Tully’s payroll practices as in effect from time to time; (b) ratable vesting (based on the portion of the third year worked by the Executive prior to the effective date of such termination) of the remaining 150,000 unvested Grant 1 Stock Options, and (c)  payment by Tully’s to Executive of $100,000 less the aggregate amount of all Housing Allowance payments made under Section 3(i).

The payments and vesting rights described in Sections 6(b) (1)-(3) above are conditioned upon Executive’s execution and delivery to Tully’s of a full and complete written release (the “Release”) of any and all other claims the Executive may have against the Company in form and substance acceptable to the Company.  If Executive fails to deliver the Release in a timely manner, Tully’s shall have no obligation to make the payments or grant early vesting as to any of the Stock Options as described in Sections 6(b)(1)-(3) above.

2.2           Section 7 of the Original Employment Agreement is hereby amended to add the following additional sentences:

In the event of a Change in Control, Executive shall also be entitled to receive a one-time payment of $100,000 less the aggregate amount of all Housing Allowance payments made under Section 3(i) (the “Change in Control Payment”).  If a  Change in Control Payment is made, Tully’s shall (a) have no further obligation to make any such payment on any Change in Control occurring thereafter, and (b) be relieved of any obligation to make the payments described in Sections’ 6(b)(1)(c), 6(b)(2)(c) and 6(b)(3)(c) above.

2.3           Section 8 of the Original Employment Agreement is hereby amended and restated to read as follows:

8.             Relocation.   Tully’s shall reimburse Executive for 100% of the normal closing costs and expenses (but not including any loss on sale or the payment of the actual sales purchase price) incurred in connection with (i) the sale of Executive’s current personal residence in Phoenix, Arizona, and (2) the purchase by Executive of a personal residence in Seattle, Washington.  Tully’s shall also reimburse Executive for (a) 100% of Executive’s actual temporary residential living expenses in Seattle, Washington (not to exceed $2,500 per month) for up to but not exceeding the earlier of six months after the Commencement Date or the date upon which Executive closes on the purchase of a personal residence in Seattle, Washington; (b) the cost of moving two personal vehicles from Phoenix, Arizona to Seattle, Washington; and (c) the cost of up to two round trip tickets for each of Executive and his spouse between Phoenix, Arizona and Seattle, Washington  related to Executive’s initial move to Seattle.

3.             Remainder of Original Employment Agreement Remains in Full Force and Effect.  Except as specifically amended by this First Amendment, the Original Employment Agreement shall remain in full force and effect.

4.             Miscellaneous.

4.1          Governing Law.  This First Amendment shall be governed by, construed and enforced in accordance with the internal laws of the state of Washington, without giving effect to principles and provisions thereof relating to conflict or choice of laws.

4.2          Attorneys’ Fees.  In the event that suit is brought to interpret or enforce any term or provision of this First Amendment, the prevailing party in any such suit or proceeding shall, in addition to any other relief to which such party may be entitled, be awarded its costs and attorneys’ fees reasonably and actually incurred.

4.3          Interpretation.  This First Amendment is the result of negotiations between the parties and, accordingly, shall not be construed against for or against either party regardless of which party drafted this First Amendment or any portion thereof.

4.4          Counterparts.  This First Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have hereunto set their hands the day and year first set forth above.

EXECUTIVE:	TULLY’S:

TULLY’S COFFEE CORPORATION

/s/ Anthony J. Gioia	By	/s/ Tom T. O’Keefe
Anthony J. Gioia	Tom T. O’Keefe Its Chairman of the Board of Directors